Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 7 to the Registration Statement (Form N-1A, No. 811-22789) of AIP Series Trust and to the incorporation by reference of our reports dated May 20, 2015 on AIP Dynamic Alternative Strategies Fund and AIP Dynamic Alpha Capture Fund (the two funds constituting AIP Series Trust) included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 28, 2015